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                                                                     Exhibit 3.1

                           ARTICLES OF INCORPORATION
                                      OF
                           INTERACTIVE OBJECTS, INC.

                               Article 1.  NAME

     The name of this corporation is "Interactive Objects, Inc."

                              Article 2.  SHARES

     2.1 Authorized Shares. The total number of shares which the corporation is authorized to issue is sixty million (60,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock having a par value of $.01 and ten million (10,000,000) shares of Preferred Stock having a par value of $.01.

     2.2 Issuance of Preferred Stock in Series. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation of the corporation, as determined from time to time by the board of directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The board of directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the rights and preferences of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the board of directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

     2.3 Provisions Applicable to Classes of Stock. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

           (a) Voting Rights. The holders of Common Stock shall be entitled to one vote on all matters presented to the shareholders, without limitation, for each share so held. Holders of Preferred Stock shall have such voting rights as may be provided by the Board of Directors in designating a particular series of Preferred Stock or as otherwise provided by law.

          (b) Dividend Rights. The holders of shares of the Preferred Stock shall be entitled to receive dividends, out of the funds of the corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors in designating a particular series of Preferred Stock. If such dividends on the Preferred Stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the Common Stock shall be paid or declared and set apart for payment. Subject to the prior rights of holders of all classes

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of stock at the time outstanding having prior rights as to dividends, the holders of shares of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the funds of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          (c) Redemption. The Preferred Stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the Board of Directors in designating a particular series of Preferred Stock. In any event, such Preferred Stock may be repurchased by the corporation to the extent legally permissible. The Common Stock is not redeemable.

          (d) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the Common Stock, the holders of the Preferred Stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board of Directors in designating a particular series of Preferred Stock and dividends accrued thereon to the date of such payment. The holders of the Preferred Stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the corporation other than the distributive amounts referred to in this Section, unless otherwise provided by the Board of Directors in designating a particular series of Preferred Stock.

          (e) Conversion. Shares of Preferred Stock may be convertible into Common Stock of the corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the board of directors in designating a particular series of preferred stock.

             ARTICLE 2A.  DESIGNATION OF SERIES A PREFERRED STOCK

     2A.1 Designation; Number of Shares. The preferred stock of this corporation shall consist of 7,500,000 shares of Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred"), and such additional series of preferred stock as may be authorized by the Board of Directors of this corporation pursuant to Section 2.2.

     2A.2 Liquidation Preferences. In the event of a liquidation, dissolution or writing up of the corporation for any reason or any foreclosure by any creditors of the corporation on all or substantially all of the assets of the corporation, the assets of the corporation available for distribution to its shareholders shall be distributed in the following order and amounts:

           2A.2(a) Series A Liquidation Amount. Subject to the rights of other series of preferred stock that may from time to time come into existence, prior to any distribution or payment to the holders of Common Stock, (i) the holders of any outstanding shares of Series A Preferred shall be entitled to receive an amount per share (the "Series A Liquidation Amount") equal to $1.39 as adjusted for any stock splits, stock dividends, reverse stock splits, combinations, reclassifications,

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recapitalizations and similar events ("Adjustment Events"). If the assets of the corporation legally available for such distribution shall be insufficient to permit the payment of the full Series A Liquidation Amount, then such assets shall be distributed ratably among the holders of the shares of Series A Preferred in the same proportions as the full Series A Liquidation Amount each such holder would otherwise be entitled to receive bears to the total of the full Series A Liquidation Amount that would otherwise be payable to all holders of such Series A Preferred.

           2A.2(b) Residual Distributions. Upon the completion of the distributions required by Section 2A.2(a) and of any initial preferential distributions required under the terms of any other series of preferred stock, if assets remain legally available for distribution to shareholders, then, the holders of Common Stock, Series A Preferred, and any other series of preferred stock that is expressly entitled to continue receiving distributions beyond its initial preferential distribution shall be entitled to share ratably (as if all shares of such participating preferred stock were converted to Common Stock) in the distribution of such remaining assets based upon the number of shares of Common Stock held or issuable upon conversion of shares of such participating preferred stock.

           2A.2(c) Distributions Other than in Cash. Whenever the distribution provided for in this Section 2A.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined by a reputable investment bank.

     2A.3  Conversion.

           2A.3(a) Voluntary Conversion. Each share of Series A Preferred shall be convertible, commencing one (1) year after the date of the initial issuance of the Series A Preferred (the "Series A Initial Issuance Date") or, if earlier, the date of a Call Notice (as defined in Section 2A.6(b)(ii) below), at the option of the holder thereof into such number of fully paid and nonassessable shares of Common Stock as is determined by multiplying the Series A Conversion Rate (as determined below) by the number of shares of Series A Preferred being converted.

           2A.3(b) Conversion Rate. The conversion rate for Series A Preferred in effect at any time (the "Series A Conversion Rate") shall equal $1.39 divided by the Series A Conversion Price, calculated as provided below.

           2A.3(c) Conversion Price. The conversion price for shares of Series A Preferred (the "Series A Conversion Price") shall initially be $1.39 per share of Common Stock. The Series A Conversion Price shall be subject to adjustment as provided in Section 2A.3(d).

           2A.3(d) Adjustments to Conversion Price. The Series A Conversion Price a shall be subject to adjustment from time to time as follows:

               (i) Dividends and Stock Splits. If the number of shares of Common Stock outstanding at any time after the Series A Initial Issuance Date is

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increased by a dividend on the Common Stock payable in shares of Common Stock or by a stock split, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the stock split, as the case may be, the Series A Conversion Price shall be automatically reduced to an amount equal to the Series A Conversion Price in effect immediately prior to the effective date of the dividend or stock split multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such effective date, and the denominator of which is the number of shares of Common Stock outstanding immediately following such effective date. Any adjustment under this Section shall become effective at the close of business on such effective date.

               (ii) Combinations of Common Stock. If the number of shares of Common Stock outstanding at any time after the Series A Initial Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then immediately after the record date fixed for the combination, the Series A Conversion Price shall be automatically increased to an amount equal to the Series A Conversion Price in effect immediately prior to the effective date of the combination multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such effective date, and the denominator of which is the number of shares of Common Stock outstanding immediately following such effective date. Any adjustment under this Section shall become effective the close of business on such effective date.

               (iii) Adjustments for Other Dividends and Distributions. If the corporation at any time or from time to time after the Series A Initial Issuance Date issues a dividend or other distribution to holders of Common Stock payable in securities of the corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the corporation which they would have received had their shares of Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the actual conversion date, retained such securities during such period, subject to all other adjustments called for during such period under this Section 2A.3(d) with respect to the rights of the holders of Series A Preferred or with respect to such other securities by their terms.

               (iv) Reorganizations. After a Reorganization (defined below) that is not subject to Sections 2A.3(d)(i), (ii) or (iii), upon the conversion of a share of Series A Preferred, the holder of that share shall be entitled to receive that number of shares of stock and/or other property (the "Reorganization Shares") that it would have received upon the Reorganization had it converted such share into Common Stock immediately prior to the record date for the Reorganization. After a Reorganization, the Reorganization Shares shall be subject to terms which, as nearly as may reasonably be possible, have the same effect as this Section 2A.3(d).

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     "Reorganization" shall mean any (A) capital reorganization of the corporation, (B) reclassification of the Common Stock of the corporation, (C) consolidation, merger or share exchange or similar transaction of the corporation with or into any other entity, or (D) the sale, conveyance or disposition of all or substantially all of the assets of the corporation.

               (v) Rounding of Calculations; Minimum Adjustment. All calculations under this Section 2A.3(d) shall be made by rounding upward to the nearest cent or rounding downward to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 2A.3(d) to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made if the amount of such adjustment would be less than 1% of the Series A Conversion Price then in effect, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1% or more of the Series A Conversion Price then in effect.

           2A.3(e)  Mechanics of Conversion.

               (i) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional share to which a holder would otherwise be entitled, the corporation shall, after aggregating all shares of Series A Preferred to be converted to Common Stock by such holder, pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors on the date of the conversion.

               (ii) Voluntary Conversion. Any holder of shares of Series A Preferred wishing to convert such shares into Common Stock pursuant to Section 2A.3(a) shall surrender the certificate or certificates therefor (or, in the case such certificate or certificates are lost, stolen or mutilated, an affidavit from such holder in a form reasonably satisfactory to the corporation that such certificates have been lost, stolen or mutilated and including such other representations, warranties and covenants, including right to indemnification, as the corporation may reasonably request) duly endorsed, or accompanied by duly executed assignment(s) separate from certificate, at the office of the corporation or any transfer agent for the Series A Preferred and shall give the corporation written notice (the "Conversion Notice") stating that such holder elects to convert the same, the number of shares being converted and the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. Any conversion pursuant to Section 2A.3(a) shall be deemed to have been made immediately prior to the close of business on the date of receipt by the corporation or a transfer agent for the Series A Preferred of such Conversion Notice and such certificates, duly endorsed or accompanied by such assignment documents. As soon as practicable after the effectiveness of any conversion of Series A Preferred, the corporation shall cause to be issued and delivered pursuant to the Conversion Notice certificates representing the Common Stock into which such Series A Preferred has been converted; provided, however, that the corporation shall not be required to issue

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certificates for Common Stock in any name other than that of the holder of the
Series A Preferred in the absence of assurances reasonably satisfactory to the corporation that all stamp and other transfer taxes relating to the transfer of such securities have been or will be paid and that such transfer complies with all applicable securities laws and applicable transfer restrictions.

               (iii) Effect of Conversion. Notwithstanding any issuance or lack thereof of certificates representing Common Stock, from and after the effectiveness of any conversion of shares of Series A Preferred, the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated by the corporation for all purposes as the record holders of the Common Stock obtainable upon such conversion and the holder of the shares of Series A Preferred so converted and shall cease to have any rights as a holder of Series A Preferred.

               (iv) Payment of Declared but Unpaid Dividends. Any dividends which have been declared but remain unpaid with respect to a share of Series A Preferred which has converted shall be paid in cash, or, to the extent sufficient funds are not legally available therefor, in Common Stock (at the Common Stock's fair market value as determined by the corporation's Board of Directors as of the date of such conversion) not later than fourteen (14) days after the effectiveness of such conversion.

           2A.3(f) No Impairment. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 2A.3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

           2A.3(g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this
Section 2A.3, this corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of the Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such applicable adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred. Any certificate sent to the holders of Series A Preferred pursuant to this Section 2A.3(g) shall be signed by an officer of this corporation.

           2A.3(h) Notices of Record Date. In the event that this corporation shall propose at any time:

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               (i)  to declare any dividend or distribution upon its Common
Stock (other than a dividend payable in shares of Common Stock), whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

               (iii) to effect any reclassification or recapitalization of its Common Stock (other than a stock split or combination); or

               (iv) to merge with or into any other corporation or other entity (other than a merger in which the shareholders of this corporation immediately prior to such merger will hold immediately after such merger a majority of the outstanding voting equity securities of the surviving entity), or to sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this corporation shall send to each holder of Series A Preferred:

                     (1) at least thirty (30) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                     (2)  in the case of the matters referred to in (iii) and
(iv) above, at least thirty (30) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

           2A.3(i) Notices. Each such written notice required by the provisions of this Section 2A.3 shall be delivered in person, via facsimile machine, sent by documented overnight delivery service, or mailed by certified or registered mail, postage prepaid, to each holder of Series A Preferred at the address for such holder as shown in the books of this corporation. All such notices and other written communications shall be effective (and considered received for the purposes this Section 2A.3 (i)) if delivered, upon delivery,
(ii) if by facsimile machine during normal business hours upon transmission with confirmation of receipt by the receiving party's facsimile terminal and if not sent during normal business hours, then on the next business day, (iii) if sent by documented overnight delivery service, on the date delivered, or (iv) if mailed, three (3) days after depositing in the U.S. Mail.

     2A.4  Voting Rights.

           2A.4(a) General Voting Rights. Except as otherwise required by law, the holder of each share of Series A Preferred shall be entitled to that number of votes equal to the number of votes entitled to be cast by the number of shares of Common Stock into which the share of Series A Preferred could be converted at the

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record date for determination of the shareholders entitled to vote on corporate matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of the corporation having general voting power and not separately as a class. Fractional votes by the holders of Series A Preferred shall not, however, be permitted and any fractional voting right shall (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and Series A Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation.

     2A.5  Protective Provisions.

           2A.5(a)   Two-Thirds Approval Required.  In addition to any other
rights provided by law or these Articles of Incorporation, so long as there remain outstanding an aggregate of at least 1,000,000 shares of Series A Preferred, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of two thirds (2/3) of the outstanding shares of Series A Preferred:

               (i) sell, lease or otherwise dispose substantially all of this corporation's consolidated assets in an twelve (12) month period,

               (ii) merge, or cause any of its subsidiaries to merge, with any other entity (other than a merger in which the shareholders of this corporation immediately prior to such merger will hold immediately after such merger a majority of the outstanding voting equity securities of the surviving entity),

               (iii) amend its Articles of Incorporation to alter or change the rights of the Series A Preferred in a material adverse manner;

               (iv) authorize or issue shares of any class of stock having any preference or priority as to dividends, liquidation or redemption senior or pari passu with any such preference or priority of the Series A Preferred;

               (v) reclassify shares of any class of stock to have any preference or priority as to dividends, liquidation or redemption senior to or pari passu with any such preference or priority of the Series A Preferred;

               (vi) change the authorized number of directors of this corporation;

               (vii) declare or pay dividends upon any shares of Common Stock or any other class of preferred stock except the Series A Preferred, including but not limited to any series of preferred stock hereafter created; or

               (viii) redeem, purchase or acquire any shares of Common Stock or preferred stock, except as provided in Section 2A.6.

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     2A.6  Redemption.

           2A.6(a)  Redemption by the Holder

               (i) In the event of a Change of Control (as defined below), the corporation shall redeem, at the election of any holder of shares of Series A Preferred delivered to the corporation in the manner set forth below, the number of shares of Series A Preferred held by such holder that is specified in such election by paying in cash therefor an amount per share of Series A Preferred equal to the then Series A Conversion Price (the "Redemption Price").

               (ii) Any of the following transactions not approved by the holders of Series A Preferred under Section 2A.5 shall constitute a "Change of Control": a merger, statutory share exchange or similar transaction of the corporation with or into any other entity or entities pursuant to which the shareholders of this corporation prior to the merger, statutory share exchange or similar transaction do not own, directly or indirectly, at least fifty percent (50%) of the voting securities of the surviving entity, (ii) a sale, conveyance or disposition of all or substantially all of the assets of this corporation other than spin-offs to commonly-owned entities, (iii) the effectuation by the corporation of a transaction or series of related transactions (other than one or more original issuance of securities by this corporation) in which more than fifty percent (50%) of the voting power of the corporation changes, or (iv) a transaction resulting in the loss by the shareholders of this corporation prior to the transaction of the right to designate a majority of the Board of Directors of this corporation or the surviving entity in such transaction.

               (iii) As soon as practicable after a Change of Control, written notice (the "Redemption Notice") shall be mailed, certified, first class postage prepaid, to each holder of record of the Series A Preferred, at the address last shown on the records of the corporation for such holder, which shall (A) notify such holder of the Change of Control, (B) call upon such holder to specify the number of shares of Series A Preferred, if any, such holder elects to have redeemed, and (C) specify the place where the holder must surrender to the corporation the certificate or certificates representing the shares to be redeemed. Within twenty (20) days after the date of mailing of the Redemption Notice, each holder of Series A Preferred electing to have shares of Series A Preferred redeemed shall deliver to the corporation a written notice specifying the number of such shares such holder elects to have redeemed and surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place specified in the Redemption Notice. Thirty (30) days after the date of mailing of the Redemption Notice or on the next business day thereafter (the "Redemption Date"), the corporation shall pay the Redemption Price of such shares to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event a holder elects to have less than all the shares represented by any such certificate redeemed, a new certificate shall be issued representing the unredeemed shares.

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                (iv)  From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the shares of Series A Preferred for which redemption has been elected as holders of such shares (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Series A Preferred on the Redemption Date are insufficient to redeem the total number of shares of Series A Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the number of shares of Series A Preferred each has elected to have redeemed. The shares of Series A Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Series A Preferred such funds will immediately be used to redeem the balance of the shares which the corporation has become obligated to redeem.

           2A.6(b)  Redemption by the Company

               (i) The Company may, at its option, redeem for cash out of funds legally available therefor, all (but not less than all) of the outstanding Series A Preferred at the following price per share (the "Call Price"):

                    (A) If the Call Date (as defined in Section 2A.67(b)(ii) below) is on or before the first (1st) anniversary of the Series A Initial Issuance Date, the Call Price will be 115% of the Series A Conversion Price on the Call Date.

                    (B) If the Call Date is after the first (1st) anniversary of the Series A Initial Issuance Date, the Call Price will be the amount determined by application of the following formula:

              1.15 x CP x (1.10)/y/365/

       Where     CP     =    the Series A Conversion Price on the
                             Call Date

                 y      =    number of days that will have elapsed
                             from the first anniversary of the
                             Series A Initial Issuance Date to the
                             Call Date

               (ii) At least thirty (30) days prior to the date as of which this corporation shall elect to redeem the Series A Preferred (the "Call Date"), written notice (the "Call Notice") shall be mailed, certified, first class postage prepaid, to each holder of record of the Series A Preferred, at the address last shown on the records of the

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corporation for such holder, (A) notifying such holder of the corporation's election to redeem, the Call Price and the Call Date, and (B) calling upon such holder to surrender to the corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed. On or prior to the Call Date, each holder of shares of Series A Preferred shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Call Notice. On the Call Date, the corporation shall pay the Call Price for such shares to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled; provided, however, if any holder shall fail to surrender the certificate or certificates representing any of its shares of Series A Preferred, the corporation may delay payment of the Call Price for such shares until such certificate or certificates have been surrendered. Each share of Series A Preferred Stock shall be convertible into shares of Common Stock at the option of the holder thereof as set forth in Section 2A.3(a) hereof on or after the date of the Call Notice but prior to the Call Date.

               (iv) From and after the Call Date, unless there shall have been a default in payment of the Call Price, all rights of the holders of shares of Series A Preferred as holders of Series A Preferred (except the right to receive the Call Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

     2A.7 Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred shall be converted pursuant to Section 2A.3 or redeemed pursuant to Section 2A.6, the shares so converted or redeemed shall revert to authorized but undesignated shares of preferred stock.

     2A.8 Reservation of Shares. The corporation shall reserve and keep available at all times, so long as any shares of Series A Preferred remain outstanding, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     2A.9 Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred will, upon issuance by the corporation, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

     2A.10 Payment of Taxes. The corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect

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to the issue or delivery of shares of Common Stock upon conversion of shares of
Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of preferred stock so converted were registered.

     2A.11 Residual Rights. All rights accruing to the outstanding shares of this corporation not expressly provided for to the contrary in the corporation's Articles of Incorporation shall be vested in the Common Stock.

                       Article 3.  NO PREEMPTIVE RIGHTS

     Except as may otherwise be provided by the board of directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                       Article 4.  NO CUMULATIVE VOTING

     At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

                              Article 5.  BYLAWS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

                             Article 6.  DIRECTORS

     The directors shall be divided into three classes, designated Class I, Class II and Class III (each as equal in number as possible). Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. Subsequent to the 1998 annual election of directors, directors elected to a class the term of which expired at that meeting shall be elected for a term of three years. Each director shall serve for the term for which he or she was elected, or until his or her successor shall have been elected and qualified, or until his or her death, resignation or removal from office; provided, however, that despite the expiration of a director's term, a director shall continue to serve until his or her successor is elected or until there is a decrease in the authorized number of directors. Directors need not be shareholders of the corporation or residents of the State of Washington and need not meet any other qualifications. The initial board shall consist of one director as follows:

                        Ryan Smith
                        17720 NE 65th St., Suite 202
                        Redmond, WA 98052

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                  Article 7.  SHAREHOLDER VOTING REQUIREMENT
                           FOR CERTAIN TRANSACTIONS

     To be approved by the shareholders, amendments of the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all, of the corporation's assets other than in the usual and regular course of business, or dissolution of the corporation must be approved by holders of a majority of the shares entitled to vote thereon.

                Article 8.  LIMITATION OF DIRECTORS' LIABILITY

     A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310 (as may hereafter be amended or supplemented), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

             Article 9.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     9.1 Right to Indemnification. Any individual who is, was, or is threatened to be made a party to or is otherwise involved in (including without limitation as a witness) any threatened, pending, or completed action, suit, or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the corporation or that, while a director or officer, he or she is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent permissible by applicable law as then in effect, against all expenses and liabilities (including without limitation any obligation to pay any judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or expense incurred with respect to the proceeding, including attorneys' fees) actually and reasonably incurred or suffered by such individual in connection therewith; provided, however, that the corporation shall not indemnify any director from or on account of: (a) any act or omission of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) any conduct of the director finally adjudged to be in violation of RCW 23B.08.310 (as may hereafter be amended or supplemented), or
(c) any transaction with respect to which it is finally adjudged that the director personally received a benefit in money, property, or services, to which the director was not legally

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entitled; and further provided that except as provided in the following paragraph with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such individual seeking indemnification in connection with a proceeding (or part thereof) initiated by such individual only if such proceeding (or part thereof) was, prior to its initiation, authorized by the board of directors of the corporation. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the corporation for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of a written undertaking, by or on behalf of the director or officer, in the form of a general unlimited obligation to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph or otherwise. The right to indemnification as provided herein shall continue as to an individual who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

     9.2 Right of Claimant to Apply for Court Order. If a claim made on the corporation for indemnification under the preceding paragraph of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter commence an action or otherwise petition a court to order the corporation to pay the unpaid amount of such claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of obtaining such a court order. A claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim to the corporation or, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation; and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the filing of such petition that indemnification or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

     9.3 Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

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     9.4  Insurance, Contracts and Funding.  The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such individual against such expense, liability or loss under the Washington Business Corporation Act. Without further shareholder action, the corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

     9.5 Indemnification of Employees and Agents of the Corporation. From time to time by action of its board of directors, the corporation may provide to employees and agents of the corporation indemnification and payment of expenses in advance of the final disposition of a proceeding to the same extent provided to officers of the corporation by the provisions of this Article or pursuant to rights granted in or provided by the Washington Business Corporation Act.

                   Article 10.  REGISTERED AGENT AND OFFICE

     The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

                                       Cairncross & Hempelmann, P.S.
                                       70th Floor, Columbia Center
                                       701 Fifth Avenue
                                       Seattle, Washington 98104-70 l 6

                           Article 11.  INCORPORATOR

     The name and address of the incorporator are:

                                       Timothy M. Woodland
                                       70th Floor, Columbia Center
                                       701 Fifth Avenue
                                       Seattle, Washington 98104-7016

     EXECUTED this 13th day of April, 1998.



                                           /s/  Timothy M. Woodland
                                       ---------------------------------
                                       Timothy M. Woodland, Incorporator

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

                     CONSENT TO SERVE AS REGISTERED AGENT

     Cairncross & Hempelmann, P.S. hereby consents to serve as Registered Agent, in the State of Washington, for Interactive Objects--Washington, Inc. It understands that as agent for the corporation, it will be its responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the office of the Secretary of State in the event of its resignation, or of any changes in the registered office address of the corporation for which it is agent.

                                       CAIRNCROSS & HEMPELMANN, P.S.

April 13, 1998                         By:  /s/ Robert C. Seidel
                                           ------------------------------
                                       Print Name:  Robert C. Seidel
                                       Its:  Vice President
                                       70th Floor, Columbia Center
                                       701 Fifth Avenue
                                       Seattle, Washington 98104-7016

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